Gladstone Investment Announces Sale of Portfolio Company Venyu Solutions Inc. for $25 million Realized Gain

MCLEAN, Va., Sept. 4, 2013 /PRNewswire/ -- Gladstone Investment Corporation (NASDAQ: GAIN) ("Gladstone Investment") announced today the sale of its portfolio company, Venyu Solutions Inc. ("Venyu"), to EATELCORP, LLC on August 30, 2013. As a result of the sale, Gladstone Investment received net cash proceeds of $32.2 million, resulting in a realized gain of approximately $24.8 million and dividend income of $1.4 million. In addition, Gladstone Investment received full repayment of its debt investment of $19 million in principal repayment and $1.8 million in fee income.

(Logo: http://photos.prnewswire.com/prnh/20101005/GLADSTONEINVESTMENT )

In October 2010, Gladstone Investment made its original equity investment and provided debt financing in support of the buyout of Venyu from a prior owner in partnership with Venyu's CEO, Scott Thompson, and Madison Parker Capital, LLC ("Madison Parker"). Gladstone Investment's original $6.0 million equity investment generated a 5.5 times return, including dividends received, equating to an 84.3% annual internal rate of return. The return on the total investment, including debt, was 2.4 times, for a 41.6% annual internal rate of return.

"Gladstone Investment has greatly enjoyed our partnership with Scott Thompson and Madison Parker over the last few years. Scott and his team have achieved outstanding results in growing and transforming the business and have a very bright future ahead of them with their new owners," said Kyle Largent, Managing Director of Gladstone Investment.

"While we pay monthly dividends to our stockholders from the current income on our debt investments, our investment objective is also to achieve capital gains from the equity positions of our investments in our portfolio companies. In this regard, the Venyu transaction is a significant realization of a capital gain in support of our investment strategy. We strive to achieve more investments like this one," said Dave Dullum, President of Gladstone Investment.

Gladstone Investment Corporation is an investment company that seeks to make debt and equity investments in small and mid-sized private businesses in the U.S. in connection with acquisitions, changes in control and recapitalizations. Gladstone Investment Corporation has paid 98 consecutive monthly cash distributions on its common stock.

Additional information can be found at www.GladstoneInvestment.com or by calling the Company's Investor Relations department at 703-287-5839.